Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement dated January 1, 2020 (this “Agreement”) is made by and between INTREXON CORPORATION, a Virginia corporation (the “Company”), and HELEN SABZEVARI, Ph.D. (“Executive”).

Background

The Company desires to employ Executive as the Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement.

Executive desires to continue her employment with the Company on the following terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Position; Duties; Best Efforts; and Location.

(a)

Effective as of January 1, 2020, or such other date as is mutually agreed by Executive and the Company (the “Effective Date”), Executive shall be employed pursuant to the terms of this Agreement, in the position of Chief Executive Officer, a full-time exempt position. Executive shall be subject to all policies and procedures of the Company, as they may exist and may be amended from time to time.

(b)

Executive shall perform all services and duties customarily performed by one holding Executive’s position or that are otherwise required by this Agreement, and shall render such additional services and duties as may be assigned from time to time by the Board of Directors of the Company (the “Board of Directors”). Executive agrees to be a loyal Executive of the Company, and shall at all times faithfully and to the best of Executive’s abilities and experience, and in accordance with the standards and ethics of the business in which the Company is engaged, perform the foregoing services and duties. The Company (through the Board of Directors) reserves the right to vary the exact nature and extent of services and duties of Executive as it deems necessary or appropriate in its sole reasonable discretion.

(c)

While employed by the Company, Executive shall not engage in any activity that conflicts with, appears to conflict with, or is detrimental or appears to be detrimental to the Company’s best interests (a “Conflicting Activity”). Executive must notify the Chairman of the Audit Committee of the Board of Directors in writing, without unreasonable delay, of any activity of Executive which is or may appear to be a Conflicting Activity. In the event the Board of Directors or Audit Committee of the Board of Directors determines, in its reasonable discretion, that Executive is engaged in a Conflicting Activity, the Company shall provide Executive written notice of the activity it believes to be a

Execution Version

Conflicting Activity and the basis of such conflict within ten (10) business days of determination of such Conflicting Activity. Executive shall have ten (10) business days to either provide reasonable basis in writing as to why such activity is not a Conflicting Activity or cease the Conflicting Activity. If Executive fails to provide reasonable basis as provided in the foregoing sentence or if the Board of Directors in its reasonable discretion still deems the activity to be a Conflicting Activity, Executive shall cease the activity immediately. Continuation of such Conflicting Activity will be considered a material breach of this Agreement.

(d)

Executive will be based in Germantown, Maryland (the “Initial Location”). The Initial Location may be changed by either the CEO or the Board of Directors upon the establishment of a new location for the headquarters of the Company.

2.	Compensation.

During Executive’s employment pursuant to this Agreement, Executive shall be compensated as follows:

(a)

Executive’s annual base salary shall be One Million Dollars ($1,000,000), payable in equal installments in accordance with the Company’s standard payroll practice. The Company may, in its sole discretion, increase or decrease Executive’s base salary as and when the Company deems appropriate; provided that a decrease in Executive’s base salary without Executive’s consent shall, to the extent provided in the “Good Reason” definition in Section 3(f), constitute the basis for Executive to terminate her employment for Good Reason for purposes of Section 3(b) and, upon such termination, Executive shall be entitled to the payments described therein subject to Executive’s compliance with the terms of Section 3(d).

(b)	Executive shall receive the following incentive equity awards:

(i)	Executive shall receive a grant of restricted stock units equal to 500,000 shares of the Company’s Common Stock, which shall vest on the first anniversary of the Effective Date (the “RSU Grant”).

(ii)

Executive shall receive a grant of incentive stock options entitling Executive to purchase up to one million five hundred thousand (1,500,000) shares of common stock of the Company at the fair market value of such shares as determined by the Board of Directors at the time of the grant (the “Initial Option Grant” and, together with the RSU Grant, the “Initial Equity Grants”). The Initial Option Grant shall vest as to 50% of the shares subject thereto on the first anniversary of the Effective Date and as to the remaining 50% of the shares subject thereto in equal installments on each of the next three anniversaries of the Effective Date.

(iii)

Executive shall receive a grant of incentive stock options entitling Executive to purchase up to one million five hundred thousand (1,500,000) shares of common stock of the Company at twice the fair market value of such shares as determined by the Board of Directors at the time of the grant (the “First Performance Grant”).

Execution Version

(iv)

Executive shall receive a grant of incentive stock options entitling Executive to purchase up to one million five hundred thousand (1,500,000) shares of common stock of the Company at three times the fair market value of such shares as determined by the Board of Directors at the time of the grant (together with the First Performance Grant, the “Performance Equity Grants”). The Performance Equity Grants shall each vest as to 25% of the shares subject thereto on each of the first four anniversaries of the Effective Date.

(c)	Executive shall be eligible to participate in the benefit programs of the Company as they may be in effect from time to time or are made available to other exempt executives of the Company.

(d)

Beginning in calendar year 2020, Executive will be eligible for an annual performance bonus of up to one hundred fifty percent (150%) of Executive’s annual base salary. Executive’s right to any bonus payment is contingent upon Executive’s continuous employment by the Company for the entire calendar year for which the bonus applies. Executive acknowledges that the amount of any bonus will be based on an assessment, in the sole discretion of the Board of Directors or a committee thereof, of Executive’s and the Company’s performance during the calendar year, with 50% of the bonus based on an assessment of Executive’s performance during the calendar year and 50% of the bonus based on an assessment of the Company’s performance during the calendar year. Such individual and Company performance will be measured against annual goals set by the Board of Directors. The Board of Directors will set such goals based on a recommendation by the Compensation Committee of the Board of Directors after consideration of objectives proposed by the Executive, the budget of the Company, and other information as determined by the Compensation Committee of the Board of Directors in its sole discretion.

(e)

During each year of continuous, full time employment, Executive shall be eligible to accrue up to five (5) weeks (200 hours) of paid time off, subject to the maximum accrual caps set forth below. Paid time off shall accrue on a per-pay period basis at the approximate rate of 16.66 hours per month. All accrued paid time off that is not used in a given year may be carried over to the following year, except that at no time may any carryover from the prior year exceed the maximum accrual of eighty (80) hours. Upon termination of Executive’s employment, Executive’s current balance of accrued but unused paid time off will be paid to Executive in her final paycheck. Executive may use paid time off prior to the accrual of the full amount requested, not to exceed forty (40) hours of unaccrued paid time off at any time.

(f)

Nothing in this Agreement shall be construed as obligating the Company to continue to maintain any plan, program or perquisite, and the Company shall have the full power and authority, subject to the terms of such plan, program or perquisite to amend, modify, replace or terminate any plan, program or perquisite or any part thereof to which Executive is or may be eligible to participate.

Execution Version

(g)

The Company agrees to reimburse Executive for all reasonable traveling, entertainment and other expenses incurred in providing services under this Agreement in accordance with such policies pertaining to such expenses as may from time to time be established by the Company.

(h)

The Initial Equity Grants and the Performance Equity Grants shall be granted pursuant and subject to the Intrexon Corporation Amended and Restated 2013 Omnibus Incentive Plan (the “Plan”) and individual grant agreements that contain additional terms of the securities.

(j)

For the avoidance of doubt, any equity awards in respect of shares of common stock of the Company that Executive received under the Plan prior to the Effective Date of the Agreement are not affected by this Agreement and shall remain in full force and effect, and will continue to be subject to the terms and conditions of the Plan and the applicable individual grant agreements.

3.	At Will Employment; Severance.

(a)

Nothing in this Agreement is intended to create or imply a promise or contract of employment for a specified term.    Executive’s employment with the Company is “at will,” meaning that either Executive or the Company may terminate the employment relationship at any time, with or without cause or reason, and with or without notice. The at will nature of the employment relationship will remain in effect throughout Executive’s employment with the Company or any of its subsidiaries or affiliates, and can be modified only by a written agreement signed by both Executive and the Chairman of the Board of Directors. The at will nature of the employment relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns of conduct.

(b)

If Executive’s employment and the Agreement are terminated by the Company without Cause (as defined below) or Executive terminates her employment and the Agreement with the Company for Good Reason (as defined below), then the Company shall pay or provide to Executive the following amounts, which are referred to in this Agreement as the “Severance Benefits”:

(i)

The Company shall pay to Executive a gross amount equal to eighteen (18) months of Executive’s then-current base salary (or, in the event of a material reduction of Executive’s base salary giving rise to Good Reason, Executive’s pre-reduction base salary).

(ii)

The Company shall pay to Executive a pro-rated portion of the maximum annual performance bonus (i.e., 150% of Executive’s annual base salary) for the calendar year in which the termination occurs, based on the pro-rata portion of the calendar year elapsed prior to the date of her termination.

(iii)

Any portion of the Initial Equity Grants that have not yet vested, shall be accelerated such that the Initial Equity Grants shall be fully vested as of the date that the Release referenced below becomes irrevocable.

Execution Version

(iv)

In the event the Company has undergone a “Change in Control” as defined in the Plan and, within twelve (12) months following such Change in Control, Executive’s employment is terminated without Cause or Executive terminates her employment for Good Reason, any portion of the Performance Equity Grants that have not yet vested, shall be accelerated such that the Performance Equity Grants shall be fully vested as of the date that the Release referenced below becomes irrevocable.

(v)

If Executive is eligible for and timely elects COBRA health care continuation coverage from the Company, the Company shall pay or reimburse the full premium cost of such coverage (at the same level of coverage that Executive had as of Executive’s termination date) until the earlier of (x) eighteen (18) months after Executive’s termination date; or (y) the time at which Executive becomes eligible to receive health care coverage from a subsequent employer or otherwise becomes ineligible for COBRA health care continuation coverage from the Company.

(vi)

Executive shall be paid an annual bonus, if any, for the calendar year prior to the date of her termination of employment that would have been earned but for Executive’s termination date occurring prior to the date of payment of such bonus (the “Prior Unpaid Bonus”), payable on the date the Prior Unpaid Bonus would have been paid had Executive remained employed on the date of payment and in the amount determined under Section 2(d).

(c)

Any payments to Executive pursuant to this Agreement shall be less applicable deductions and withholding as determined by the Company. The Company shall pay to Executive (or to Executive’s legal representative or estate if termination is because of death) the Severance Benefits at the time such payments would otherwise be due under the Company’s normal payroll practices, applicable Company policies or plans, and as provided by applicable law.

(d)

As a condition to receiving the Severance Benefits, Executive must execute and deliver a general release of claims in a form acceptable to the Company (the “Release”) within sixty (60) days of Executive’s termination date, provided that all revocation periods applicable to the Release will have expired within sixty (60) days of Executive’s termination date. The Severance Benefits set forth in Sections 3(b)(i), (ii), and (v) shall be paid or provided over an eighteen (18) month period, in regular installments in accordance with the Company’s general payroll practices, beginning on the first payroll period on or following the 60th day after Executive’s termination date, provided that the Release has become irrevocable prior to the first payment date. The Severance Benefits set forth in Section 3(b)(iii) , (iv), and (vi) shall be provided in accordance with the timing set forth in Sections 3(b)(iii), (iv), and (vi), provided, however, that no such Severance Benefits will be provided until after the Release has become irrevocable.

(e)

For purposes of this Agreement, “Cause” means any one of the following events: (1) material failure to observe and comply with any of the Company’s material written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination and its policies regarding equal employment opportunity and maintenance of a drug-free work place, as determined in the reasonable discretion of the Board of Directors; (2) willful

Execution Version

failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Board of Directors, which is not cured within twenty (20) calendar days after receipt by Executive of notice of such failure; (3) commission of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude; (4) commission of any act or omission that results in Executive’s conviction and incarceration in a federal, state, or local jail or prison; (5) commission of any material act of dishonesty, illegal conduct, fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty either (x) against the Company or any of its parent, subsidiary, or affiliate entities (collectively, “Affiliates”) (or any predecessor thereto or successor thereof) or (y) which is or which is reasonably expected to be materially injurious to the Company or its Affiliates; or (6) material or willful breach of any agreement (including this Agreement) between Executive and the Company, which is not cured within twenty (20) calendar days after receipt by Executive of written notice of such breach.

(f)

For purposes of this Agreement, “Good Reason” means (1) a material diminution in Executive’ authority, duties or responsibilities; (2) a reduction in Executive’s base salary of more than five percent (5%) (other than a general reduction in compensation applying to other similarly-situated employees of the Company, not to exceed 10% of Executive’s base salary); or (3) the relocation of the primary office from which Executive is required to work to a location more than fifty (50) miles from the current office location where Executive primarily works, which relocation increases Executive’s one-way commute. No event or condition shall constitute “Good Reason” unless Executive provides the Company with written notice of the event or condition Executive alleges to be Good Reason within thirty (30) days after such event or condition first occurs. The termination shall not become effective unless the Company fails to cure such event or condition constituting Good Reason within sixty (60) days following the Company’s receipt of such notice. Executive must terminate employment within thirty (30) days after the end of the cure period in order for the termination to be for Good Reason.

(g)

Without limiting the at will nature of Executive’s employment, Executive agrees that this Agreement and Executive’s employment may be terminated for the following reasons, which do not constitute a termination without Cause and do not entitle Executive to receipt of Severance Benefits.

(i)	Executive’s employment shall terminate automatically upon Executive’s death without any further notice or action required by the Company or Executive’s legal representatives.

(ii)

The Company may terminate Executive’s employment on at least thirty (30) days’ written notice for Disability. “Disability” means Executive’s substantial inability, by virtue of physical or mental illness, injury, disability, or other incapacity, to perform the essential functions of her position (with or without reasonable accommodation) for a period of

Execution Version

ninety (90) consecutive days or more than one hundred fifty (150) days in any 12-month period; provided that until such termination, Executive shall continue to receive Executive’s compensation and benefits hereunder, reduced by benefits payable, if any, under any disability insurance policy or plan. If there is a dispute as to the existence of Disability, Executive’s Disability will be established if a qualified medical doctor selected by the parties so certifies in writing. If the parties are unable to agree on the selection of such a doctor, each party will designate a qualified medical doctor who together will select a third doctor who will make the determination. Executive will make herself available for an examination by a doctor selected in accordance with this paragraph, which examination will be paid by the Company. The written medical opinion of the doctor shall be binding upon the parties as to whether a Disability exists and the date such Disability arose. This definition of Disability shall be interpreted and applied so as to comply with the provisions of the American with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws.

(h)

Regardless of the reason for Executive’s termination, Executive shall receive (i) any earned, but unpaid, base salary through the date of termination; (ii) cash payout of accrued but unused paid time off pursuant to Section 2(e); and (iii) any amounts owing to Executive for reimbursement of expenses pursuant to Section 2(g). These amounts will be payable at the time such payments would otherwise by due under the Company’s regular payroll practices, applicable Company policies or plans, or as provided by applicable law. Notwithstanding any language in this Agreement to the contrary, in the event of Executive’s death or termination due to Disability, and contingent upon Executive (or Executive’s estate, if applicable) executing and not revoking a Release within sixty (60) days of Executive’s termination date, and all revocation periods applicable to such Release expiring within sixty (60) days of Executive’s termination date, Executive (or Executive’s estate, if applicable) shall also receive the Prior Unpaid Bonus, payable on the date the Prior Unpaid Bonus would have been paid had Executive remained employed on the date of payment and in the amount determined under Section 2(d), provided that no such payment shall be made unless the Release has become irrevocable. For the avoidance of doubt, the Initial Equity Grants, Performance Equity Grants and any future equity awards that are outstanding upon the Executive’s termination of employment shall be governed by the terms of the applicable award agreements and shall become vested, exercisable, and payable only to the extent provided for under the terms of the applicable award agreements.

(i)	Any purported termination of this Agreement by Executive or the Company shall be communicated by a written notice of termination to the other party.

(j)	Upon or after termination of Executive’s employment or this Agreement for any reason, Executive agrees to take the following actions:

(i)	If requested by the Company at any time, Executive shall immediately resign from any and all positions she holds with the Company or its Affiliates.

Execution Version

(ii)

Executive shall cooperate with transition of her responsibilities, and comply with other reasonable post-employment requests by the Company including responding to reasonable requests it may make for information and assisting the Company in defense of any pending, threatened, or anticipated litigation, proceeding, or inquiry in matters which the Company reasonably determines Executive’s participation to be necessary. Executive shall not be entitled to additional compensation for providing the foregoing cooperation and assistance.

(iii)	Executive will execute any documents requested by the Company or its Affiliates to effectuate the purposes of this Section 3(j).

4.	Confidentiality and Proprietary Rights Agreement.

As a condition to the Company’s agreement to execute this Agreement with Executive, Executive reaffirms and shall continue to comply with the Confidentiality and Proprietary Rights Agreement between the Company and Executive (the “Confidentiality Agreement”), attached hereto as Exhibit A.

Executive hereby represents, warrants, and covenants that she is not a party to any agreements with third parties that prevent her from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of her execution of this Agreement.

5.	Non-Disparagement.

During Executive’s employment and after it ends (regardless of the reason), Executive shall not make to any person or entity any disparaging, defamatory, or derogatory statements or comments about the Company or any of its directors, officers, employees, products, or services, other than (1) making truthful statements required to be made by law, subpoena, or court order; (2) reporting possible violations of law to a government agency or entity or self-regulatory organization or cooperating with such agency or entity or organization; (3) making whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law; or (4) making truthful statements to directors, officers, or employees of the Company in the good faith performance of Executive’s duties.

6.	Enforcement.

Executive understands and agrees that the Company will suffer irreparable harm if Executive breaches any of Executive’s obligations under Sections 4 and 5 of this Agreement, and that monetary damages will be inadequate to compensate the Company for any such violations. Accordingly, Executive agrees that in the event Executive violates or threatens to violate any of the referenced provisions of this Agreement, the Company, in addition to all of the remedies which it may have at law, will be entitled in any court of competent jurisdiction to temporary, preliminary, and permanent injunctions to prevent or to restrain any such actual or threatened violation by Executive, without any requirement to post bond. Executive consents to the issuance of such injunctions as being a reasonable measure to protect the Company’s rights.

Execution Version

7.	Litigation Issues.

(a)	The parties agree that this Agreement is to be governed by and construed under the laws of the State of Maryland, notwithstanding any conflicts of laws principles thereof.

(b)

The parties agree that the exclusive jurisdiction for any lawsuit brought to enforce any right or obligations arising under this Agreement shall be either the Circuit Court of Maryland for Montgomery County, or the United States District Court for the District of Maryland. Executive agrees and consents to the jurisdiction of these Courts to resolve all disputes which arise out of this Agreement or any alleged breach thereof, regardless of her residency at the time such suit is filed. Notwithstanding the foregoing, the Company may file an action pursuant to Section 6 of this Agreement in any court of competent jurisdiction.

(c)

Executive further agrees that if Executive acts in any manner which causes the Company to seek any form of judicial relief or remedy against her to enforce this Agreement or the Confidentiality Agreement, and the Court determines that the Company is the prevailing party, then the Company, in addition to its other remedies, shall be entitled to recover from Executive an amount equal to the costs and reasonable attorneys’ fees the Company actually incurs in enforcing its rights under this Agreement.

8.	Section 409A Savings Provisions.

It is intended that this Agreement and the payments and benefits provided under this Agreement shall comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any other provision of this Agreement, payment provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. Whenever any payment is to be made within a specified period of time under this Agreement, the exact timing of payment within such period shall be determined in the sole discretion of the Company. Notwithstanding anything to the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(a)

Separation from Service. Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as nonqualified deferred compensation only upon a “separation from service” within the meaning of Section 409A.

Execution Version

(b)

Specified Employee Provisions. Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service to the Company, (a) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (b) the Company makes a good faith determination that an amount payable on account of such separation from service to Executive constitutes nonqualified deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first payroll period after such Delay Period (or the first payroll period following Executive’s death, if earlier), without interest thereon.

(c)

Expense Reimbursements. To the extent required by Section 409A, any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.

9.	Section 280G

Notwithstanding any provision of this Agreement to the contrary, in the event that any amount or benefit to be paid or provided under this Agreement or otherwise to Executive constitutes a “parachute payment” within the meaning of Section 280G of the Code and, but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the totality of those amounts shall be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis of the greatest amount of such payments and benefits. Unless the Company and Executive otherwise agree, any determination required under this provision shall be made in writing by a firm of independent public accountants or a law firm selected by the Company and reasonably acceptable to Executive (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants

Execution Version

may reasonably incur in connection with any calculations contemplated by this provision. Any reduction of any amount required by this provision shall occur in the following order: (1) reduction of cash payments to Executive under this Agreement or otherwise; (2) reduction of vesting acceleration of equity awards under this Agreement or otherwise in the reverse order such awards were granted; and (3) reduction of other benefits paid or provided to Executive. If two or more equity awards are granted on the same date, each award will be reduced on a pro rata basis (dollar-for-dollar).

10.	Miscellaneous.

(a)

No delay or failure by the Company to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right provided herein, and no waiver of any violation of any term or provision of this Agreement will be construed as a waiver of any succeeding violation of the same or any other provision of the Agreement.

(b)	In the event that any provision of this Agreement or any portion thereof, shall be held invalid or unenforceable, this ruling shall not affect in any manner the validity of the remaining provisions.

(c)	This Agreement may be assigned by the Company and by any of its successors or assigns without consent of Executive. This Agreement may not be assigned by Executive.

(d)	No modification of this Agreement will be valid unless it is reduced to writing and signed by both Executive and the authorized representative of the Company.

(e)

The masculine, feminine, or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

(f)	The provisions of this Agreement set forth in Sections 4 through 10 will survive the termination of the employment of Executive.

(g)

This Agreement and the Confidentiality Agreement contain the entire understanding between the parties with regard to the subjects addressed herein and is expressly intended by Executive and the Company to supersede and replace any prior or contemporaneous agreements, whether oral or written, on these matters, including any prior offer letters or that certain Continuing Employment Agreement between the Company and Executive.

(h)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. In the event that any signature is delivered via e-mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such digital signature page were an original signature.

{SIGNATURE PAGE TO FOLLOW}

Execution Version

To memorialize their understanding and agreement to the terms and conditions set forth above, the parties have signed this Agreement on the dates indicated.

Intrexon Corporation

By:	/s/ Randal J. Kirk	Date:	January 1, 2020
Name:	Randal J. Kirk
Title:	Chief Executive Officer of the Company
and Chairman of the Board of Directors

Helen Sabzevari, Ph.D.

/s/ Helen Sabzevari, Ph.D.	Date:	January 1, 2020
Executive’s Signature

{SIGNATURE PAGE TO EMPLOYMENT AGREEMENT}

Execution Version

EXHIBIT A

Confidentiality and Proprietary Rights Agreement